EXHIBIT 99.1

SCHEDULE 13G JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13G to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

Dated: August 20, 2025

RUITING HOLDINGS LIMITED	By:	/s/ Weiping Liang
	Name:	Weiping Liang
	Title:	Director

LEAD TREND INTERNATIONAL LIMITED	By:	/s/ Christiaan Leonard DE BRUYN and Wing Yat Day WU
	Name:	Christiaan Leonard DE BRUYN and Wing Yat Day WU on behalf of T Proteus Limited
	Title:	Director

Weiping Liang	By:	/s/ Weiping Liang
	Name:	Weiping Liang